CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL
OR OTHER SPECIAL RIGHTS OF SERIES A
PREFERRED STOCK AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF

OF

WESTPOINT INTERNATIONAL, INC.

(Under Section 151 of the Delaware General Corporation Law)

WestPoint International, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, said Board of Directors, by unanimous written consent adopted a resolution providing for the authorization of a series of Preferred Stock consisting of two million (2,000,000) shares designated Series A-1 Preferred Stock and a series of Preferred Stock consisting of two million (2,000,000) shares designated Series A-2 Preferred Stock, which resolution (this “Certificate of Designation”) is as follows:

“RESOLVED that, pursuant to Article FOURTH of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Preferred Stock, hereby designated as the Series A-1 Preferred Stock, to consist of two million (2,000,000) shares, par value of $.01 per share, and a series of Preferred Stock, hereby designated as the Series A-2 Preferred Stock, to consist of two million (2,000,000) shares, par value of $.01 per share, each such series having the designations, preferences, relative participating, optional and other special rights, qualifications, limitations and restrictions as hereinafter set forth:

1.           Designation.  The designation of the series of Preferred Stock created hereby is Series A-1 Preferred Stock and the number of shares constituting such series is two million (2,000,000) (the “Series A-1 Preferred Stock”) and Series A-2 Preferred Stock and the number of shares constituting such series is two million (2,000,000) (the “Series A-2 Preferred Stock”).  The Series A-1 Preferred Stock and the Series A-2 Preferred Stock are referred to herein collectively as the “Series A Preferred Stock.”  Any reference herein to a “Series of Preferred Stock” shall mean and be a reference to either the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, as the context may require.  After the date of initial issuance of shares of Series A Preferred Stock (the “Initial Issuance Date”), additional shares of Series A-1 Preferred Stock may be issued by the Corporation only as dividends on shares of Series A-1 Preferred Stock and additional shares of Series A-2 Preferred Stock may be issued by the Corporation only as dividends on shares of Series A-2 Preferred Stock.  For purposes hereof, the term “Stated Value” of a whole share of Series A Preferred Stock shall mean $100 per share, subject to appropriate adjustment in the event of any stock dividend (other than any such dividends consisting of shares of Series A Preferred Stock issued pursuant to and in accordance with Section 3 below), stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having similar effect with respect to the Series A Preferred Stock.  Each fractional share of Series A Preferred Stock shall have a Stated Value that is proportionate to the Stated Value of a whole share of Series A Preferred Stock.

2.           Rank.  The Series A Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank (a) senior to all Common Stock (as hereinafter defined) and to each other class or series of capital stock of the Corporation, the terms of which do not expressly provide that it ranks senior to or on parity with the Series A Preferred Stock (all of such equity securities of the Corporation to which the Series A Preferred Stock ranks senior are collectively referred to herein as the “Junior Stock”), (b) on a parity with any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock as to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, and (c) junior to any class or series of capital stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series A Preferred Stock as to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution.  The common stock of the Corporation is referred to herein as the “Common Stock.”

3.           Dividends.

(a)          The holders of Series A Preferred Stock shall be entitled to receive, and the Corporation is required to pay, cumulative dividends at the rate per quarterly dividend period equal to the Applicable Series A Dividend Amount (as hereinafter defined) from time to time in effect.  Such dividends shall begin to accrue on any share of Series A Preferred Stock from and after the date of issuance thereof and shall be paid in equal quarterly installments (calculated pro-rata for dividend periods of less than three months) on the 1st day of January, April, July and October in each year (or the first business day thereafter) (each a “Dividend Payment Date”), with the first such payment to be made January 1, 2007.  Any dividend payments to be made with respect to the Series A Preferred Stock shall be made either in cash (except that cash dividend is not permitted during the period described below) on the applicable Dividend Payment Date by delivering a check or by wire transfer in immediately available funds to each holder of Series A Preferred  Stock at the address or in accordance with the wire transfer instructions (as applicable) of such holder in the records of the Corporation in the amount of the Applicable Series A Dividend Amount, or if not so paid in cash on that date then the Corporation shall be deemed to have issued and recorded on the books of the Corporation as issued, additional fully paid and nonassessable shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case may be, necessary to satisfy payment of the dividend on the Series A Preferred Stock, in each case by deemed issuance of Series A Preferred Stock having an aggregate Stated Value equal to such accrued dividends on such outstanding Series A Preferred Stock and such issuance of such additional shares shall constitute full payment of such dividends, except that the Corporation shall remain obligated to promptly deliver to each holder of Series A Preferred Stock certificates dated the applicable Dividend Payment Date representing such shares of Series A Preferred Stock so issued and to record such shares on the books of the Corporation as issued on the applicable Dividend Payment Date.  If the Corporation issues (or is deemed to have issued) additional shares of Series A Preferred Stock to satisfy payment of accrued dividends on shares of Series A Preferred Stock, each holder of Series A Preferred Stock shall be issued a number of additional shares of Series A Preferred Stock equal to the quotient obtained dividing (x) the total amount of accrued dividends payable to such holder in respect of such holder’s Series A Preferred Stock, by (y) the Stated Value.  Except for payment of cash dividends upon a conversion of Series A Preferred Stock pursuant to Section 5 below, until the two-year anniversary date of the Initial Issuance Date, cumulative dividends must be paid only in shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock, as the case might be, and not in cash.  The “Applicable Series A Dividend Amount” shall mean with respect to each payment of dividends, with respect to the shares of Series A-1 Preferred Stock or the shares of Series A-2 Preferred Stock, the amount obtained by multiplying (1) $1.125, subject to proportionate adjustment in the event of any stock dividend (other than any such dividends consisting of shares of Series A Preferred Stock issued pursuant to and in accordance with this Section 3), stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having similar effect with respect to the Series A Preferred Stock, by (2) the number of shares of the Series A-1 Preferred Stock or the Series A-2 Preferred Stock, as the case may be, issued and outstanding on the applicable dividend payment date or other date of determination (before giving effect to the issuance of shares of Series A Preferred Stock in payment of the particular dividend for which the Applicable Series A Dividend Amount is being determined).

(b)          Dividends on each share of Series A Preferred Stock will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  The date on which the Corporation initially issues any share of Series A Preferred Stock will be deemed to be its “date of issuance”, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

(c)          All dividends paid with respect to shares of the Series A Preferred Stock pursuant to Section 3(a) hereof shall be paid pro rata (both as to the amount of declaration and form of payment) to the holders entitled thereto; provided, that to the extent any such payment is made in shares of Series A Preferred Stock, then (i) any shares of Series A-1 Preferred Stock shall be issued only to the holders of shares of Series A-1 Preferred Stock and then shall be paid pro rata in accordance with such holders’ respective holdings of shares of Series A-1 Preferred Stock and (ii) any shares of Series A-2 Preferred Stock shall be issued only to the holders of shares of Series A-2 Preferred Stock and then shall be paid pro rata in accordance with such holders’ respective holdings of shares of Series A-2 Preferred Stock ..  Any dividend not paid shall be fully cumulative and shall accrue and be compounded quarterly (whether or not declared), at the rate provided above.

(d)          So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than (i) distributions or dividends in Junior Stock to the holders of Junior Stock, (ii) repurchases or redemptions of fractional shares of Junior Stock following any reverse stock split or other combination thereof or (iii) repurchases or redemptions of shares of Junior Stock held by former managers and employees of the Corporation or its subsidiaries (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of any such former managers or employees), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Stock (other than (i) repurchases or redemptions of fractional shares of Junior Stock following any reverse stock split or other combination thereof or (ii) repurchases or redemptions of shares of Junior Stock held by former managers and employees of the Corporation or its subsidiaries (or their estates or beneficiaries under their estates) upon the death, disability, retirement or termination of employment of any such former managers or employees), unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption and/or distribution, as the case may be, all accrued and unpaid dividends on shares of the Series A Preferred Stock not paid on the dates provided for in Section 3(a) hereof shall have been or are paid (whether in cash or by issuance of additional shares of Series A Preferred Stock as provided herein); provided, that the applicable notice of the foregoing actions has been given to the holders of Series A Preferred Stock as required pursuant to Section 6(g) below.

(e)          Each fractional share of Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of Series A Preferred Stock pursuant to Section 3(a) hereof, and all such dividends with respect to such outstanding fractional shares shall be fully cumulative and accrue (whether or not declared), with interest at the rate set forth above, and shall be payable in the same manner and at such times as provided for in Section 3(a) hereof with respect to dividends on each outstanding share of Series A Preferred Stock.

4.           Liquidation Preference.

(a)          In the event of any Liquidation (as hereinafter defined), the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders an amount in cash for each outstanding share of Series A Preferred Stock equal to the sum of (A) Stated Value plus (B) an amount equal to all accrued but unpaid dividends thereon to the date fixed for Liquidation (the sum of (A) and (B) being the “Accrued Liquidation Preference”) before any payment shall be made or any assets distributed by the Corporation to the holders of any of the Junior Stock.  If the assets of the Corporation are not sufficient to pay in full the Accrued Liquidation Preference to the holders of outstanding shares of Series A Preferred Stock, then the entire assets to be distributed shall be distributed ratably among holders of Series A Preferred Stock and any other class or series of capital stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, based upon the respective amounts which would otherwise be payable in respect of such capital stock, which in the case of Series A Preferred Stock shall equal the then aggregate Accrued Liquidation Value of the shares of Series A Preferred Stock held by each holder of Series A Preferred Stock.  For the purposes hereof, “Liquidation” means the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, or a Sale of the Corporation.  For purposes hereof, “Sale of the Corporation” means (i) the sale, license, lease, abandonment, transfer or other disposition of all or substantially all of the Corporation’s assets (whether in one transaction or a series of transactions) to a person or a group of persons acting in concert, (ii) the issuance, sale, transfer or other disposition by the Corporation or any of its stockholders (whether in one transaction or in a series of related transactions) of a majority of the shares of Common Stock (determined assuming full conversion of all shares of Series A Preferred Stock having the right to vote pursuant to Section 7 at the time of determination), to one person or a group of persons (other than a person who is a stockholder of the Corporation or an affiliate of a stockholder of the Corporation, in each case, as of the Initial Issuance Date), or (iii) the merger or consolidation of the Corporation with or into another person that is not an affiliate of the Corporation or other corporate reorganization under the circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, owns less than a majority in voting power of the outstanding capital stock of the Corporation, or the surviving or resulting Person (as hereinafter defined) immediately following such transaction; it being understood that (x) any changes in ownership of the voting stock of the Corporation resulting from the outcome of the Bankruptcy Litigation (as hereinafter defined) shall not be deemed a Sale of the Corporation and (y) a Permitted Merger (as hereinafter defined) shall not constitute a Liquidation.  A sale (or multiple related sales) of one or more subsidiaries (whether by way of merger, consolidation or other combination transaction, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.  For purposes hereof, “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.  For purposes hereof, “Bankruptcy Litigation” means the litigation pending as of the Initial Issuance Date between Contrarian Fund LLC, certain other investment funds and the Corporation in the United States District Court for the Southern District of New York and in the United States Bankruptcy Court for the Southern District of New York.  For purposes hereof, “Permitted Merger” means a merger between the Corporation and a newly-formed Delaware limited liability company (the “LLC”), with the LLC surviving the merger; provided, that (I) immediately prior to such merger the LLC has no assets or liabilities and is a direct wholly-owned subsidiary of the Corporation; (II) the LLC was formed solely for the purpose of the merger and to enable the Corporation to continue its business as a Delaware limited liability company; (III) immediately following the merger all of the assets and liabilities of the Corporation become the assets and the liabilities of the LLC; (IV) the Series A Preferred Stock is converted into preferred interests of the LLC that have the same rights, preferences and privileges as the Series A Preferred Stock; (V) no cash or other assets of the Corporation  are distributed or transferred by way of dividend or otherwise in connection with the merger (except from the Corporation to the LLC); and (VI) no distribution, dividend or transfer of any kind is made to the holders of the Common Stock or any other equity interest in the Corporation in connection with the merger, except for the exchange of the Common Stock or such equity interest for the equivalent interests in the LLC.

(b)          Upon and after any Liquidation, unless and until the holder of each share of Series A Preferred Stock receives payment in full of the full amount to which it is entitled hereunder, the Corporation shall not redeem, repurchase or otherwise acquire for value, or declare or pay any dividend or other distribution on or with respect to, any shares of any class or series of Junior Stock.  Upon the payment in full to all holders of Series A Preferred Stock of the Accrued Liquidation Preference upon or after any Liquidation, then (i) all shares of Series A Preferred Stock shall be deemed cancelled and no longer outstanding, (ii) the holders of shares of Series A Preferred Stock shall have no further rights in respect of their shares of Series A Preferred Stock to any assets of the Corporation and (iii) each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing the shares of Series A Preferred Stock held by such holder pursuant to a reasonable procedure adopted by the Corporation in connection with the payment of the Accrued Liquidation Preference.

(c)          The Accrued Liquidation Preference with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the Accrued Liquidation Preference with respect to each outstanding whole share of Series A Preferred Stock.

(d)          In the event of a Liquidation resulting in the availability of assets other than cash for distribution to the holders of shares of Series A Preferred Stock, such holders shall be entitled to a distribution of cash and/or other assets equal in value to the full amount to which they are entitled hereunder stated in Section 4(a) above; provided, that the holders of shares of Series A Preferred Stock will be entitled to receive distributions of cash before distributions of any other assets.  In the event that such distribution to the holders of shares of Series A Preferred Stock shall include any assets other than cash, the Board of Directors shall determine in good faith the value of such assets for such purpose, and shall notify all holders of shares of Series A Preferred Stock of such determination.

(e)          After the distribution described in Section 4(a) shall have been paid in full, the remaining assets available for distribution to stockholders shall be distributed to the holders of Junior Stock in accordance with the terms thereof.

5.           Conversion.  The shares of Series A Preferred Stock are subject to conversion into shares of Common Stock or other securities, properties or rights, as set forth in this Section 5:

(a)          Subject to and in compliance with the provisions of this Section 5, prior to the earliest of (x) payment in full of the Accrued Liquidation Preference in accordance with Section 4 above, (y) the Mandatory Redemption Date, and (z) payment in full of the Redemption Value (as hereinafter defined) upon a redemption pursuant to Section 9(b) below, a holder of the Series A-1 Preferred Stock may, at the option of such holder, convert all or any of the shares of Series A-1 Preferred Stock held by such holder at any time and from time to time into fully paid and non-assessable shares of Common Stock as provided below in this Section 5; provided, that if a Series A-1 Event (as hereinafter defined) would occur immediately after any such conversion, then such holder shall not be permitted to convert such holder’s shares of Series A-1 Preferred Stock unless and until the conditions to such conversion set forth in Section 10(a) below have been satisfied.  Subject to and in compliance with the provisions of this Section 5, prior to the earliest to occur of (i) payment in full of the Accrued Liquidation Preference in accordance with Section 4 above, (ii) the Mandatory Redemption Date, and (iii) payment in full of the Redemption Value upon a redemption pursuant to Section 9(b) below, a holder of the Series A-2 Preferred Stock may, at the option of such holder, convert all or any of the shares of Series A-2 Preferred Stock held by such holder at any time and from time to time into fully paid and non-assessable shares of Common Stock as provided below in this Section 5; provided, that if a Series A-2 Event (as hereinafter defined) would occur immediately after any such conversion, then such holder shall not be permitted to convert such holder’s shares of Series A-2 Preferred Stock unless and until the conditions to such conversion set forth in Section 10(b) below have been satisfied.

Subject to the immediately preceding paragraph, each share of Series A Preferred Stock may be converted into the number of fully-paid and non-assessable shares of Common Stock obtained by dividing the Stated Value by the Conversion Price (as hereinafter defined) then in effect (the “Conversion Rate”).  The initial conversion price per share of Series A Preferred Stock, which conversion price is subject to adjustment as provided herein, is equal to $10.50 (such price, as so adjusted from time to time, the “Conversion Price”).  The applicable Conversion Rate and Conversion Price from time to time in effect are subject to adjustment as hereinafter provided.

In order to exercise the conversion privilege set forth in this Section 5(a), the holder of shares of: (A) the Series A-1 Preferred Stock, or (B) Series A-2 Preferred Stock, as the case may be, to be converted shall surrender such holder’s certificate or certificates therefore to the principal office of the transfer agent for the Series A Preferred Stock (or, if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that such holder elects to convert such holder’s shares of Series A Preferred Stock represented by such certificates, or any portion thereof.  Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or shares of the Common Stock upon conversion thereof.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing.  With respect to conversion of shares of Series A Preferred Stock pursuant to this Section 5(a), the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date.  As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holders, or on its written order, (I) a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, (II) cash as provided in Section 5(c) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion, and (III) if less than all shares of Series A Preferred Stock represented by the certificate or certificates so surrendered are being converted, a residual certificate or certificates representing the shares of Series A Preferred Stock not converted.

(b)          If at any time there shall be outstanding shares of Series A-1 Preferred Stock with an aggregate Stated Value of less than $25,000,000, then the Corporation may elect to cause all (but not less than all) of the outstanding shares of Series A-1 Preferred Stock to be converted into fully paid and non-assessable shares of Common Stock as provided below in this Section 5(b).  If at any time there shall be outstanding shares of Series A-2 Preferred Stock with an aggregate Stated Value of less than $25,000,000, then the Corporation may elect to cause all (but not less than all) of the outstanding shares of Series A-2 Preferred Stock to be converted into fully paid and non-assessable shares of Common Stock as provided below in this Section 5(b).

If the Corporation elects to convert the Series A-1 Preferred Stock or the Series A-2 Preferred Stock pursuant to this Section 5(b), then the Corporation shall notify all holders of the applicable Series of Preferred Stock pursuant to a written notice (the “Mandatory Series A Conversion Notice”), delivered to the respective addresses of such holders appearing on the stock register of the Corporation, specifying a date (the “Mandatory Series A Conversion Date”) on which such shares of Series A Preferred Stock will be converted into shares of Common Stock, which date shall be not more than 30 nor less than 15 days after the date of delivery of such Mandatory Series A Conversion Notice.  On the Mandatory Series A Conversion Date each share of the applicable Series of Preferred Stock outstanding shall be automatically converted into the number of fully paid and non-assessable shares of Common Stock determined at the Conversion Rate then in effect.

Upon any conversion of shares of Series A-1 Preferred Stock or Series A-2 Preferred Stock pursuant to this Section 5(b), the holders of shares of the applicable Series of Preferred Stock shall surrender their respective certificate or certificates therefore to the principal office of the transfer agent for the Series A Preferred Stock (or, if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office of the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or shares of the Common Stock upon conversion thereof.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing.  As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered at such office to such holders, or on its written order, (i) a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (ii) cash as provided in Section 5(c) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.  The failure of a holder of Series A Preferred Stock to deliver the notice referred to above and/or the certificate or certificates for the shares of Series A Preferred Stock held by such holder shall not delay, inhibit or otherwise impede the conversion of such shares of Series A Preferred Stock, it being understood that such conversion shall take effect, automatically and without a need for further action of the part of any other person, on the Mandatory Series A Conversion Date.  With respect to conversion of shares of Series A Preferred Stock pursuant to this Section 5(b), the Mandatory Series A Conversion Date shall be the conversion date.

(c)           The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series A Preferred Stock or scrip in lieu thereof.  If any fraction of a share of Common Stock would, except for the provisions of this Section 5(c), be issuable upon conversion of any Series A Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto an amount in cash equal to the current value of such fraction, to be computed (i) if the Common Stock is listed on any national securities exchange, on the basis of the last sales price of the Common Stock on such exchange (or the quoted closing bid price if there shall have been no sales) on the date of conversion, or (ii) if the Common Stock shall not be so listed, on the basis of the mean between the closing bid and asked prices for the Common Stock on the date of conversion as reported by NASDAQ, or its successor, and if there are not such closing bid and asked prices, on the basis of the fair market value per share as determined, in good faith, by the Board of Directors.

(d)           Whenever the Conversion Rate and the Conversion Price shall be adjusted as provided in Section 6 hereof, the Corporation shall forthwith file at each office designated for the conversion of Series A Preferred Stock, a statement, signed by the Chief Executive Officer or the Chief Financial Officer of the Corporation, showing in reasonable detail the facts requiring such adjustment and the Conversion Price and the Conversion Rate that will be effective after such adjustment.  The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series A Preferred Stock at its address appearing on the stock register.  If such notice relates to an adjustment resulting from an event referred to in Section 6(g) hereof, such notice shall be included as part of the notice required to be mailed under the provisions of Section 6(g) hereof.

(e)           The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred  Stock.  Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

(f)          Upon any conversion pursuant to this Section 5 of shares of Series A Preferred Stock held by any holder thereof, all accrued and unpaid dividends on the Series A Preferred Stock surrendered for conversion, through and including the conversion date, shall be paid by the Corporation in cash as provided herein and shall not be deemed forfeited by the holders of Series A Preferred Stock.

(g)          The Corporation shall pay any and all issue taxes and other taxes that may be payable in respect of any issuance or delivery of shares of the Common Stock upon conversion of any Series A Preferred Stock pursuant to this Section 5.  The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of the Common Stock in a name other than that in which such Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(h)          All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive (i) shares of Common Stock in exchange therefore, (ii) any unpaid but accrued dividends thereon through and including the conversion date, (iii) payment of cash in respect of any fractional shares of Common Stock issuable to such holder upon conversion, (iv) any amounts payable (whether in cash, securities or other property) pursuant to Section 6(c) or 6(e) below, and (v) a residual stock certificate or certificates representing any shares of Series A Preferred Stock not surrendered for conversion hereunder.  Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

6.           Anti-Dilution Provisions.

(a)          The Conversion Price shall be subject to adjustment from time to time in accordance with this Section 6.  For purposes of this Section 6, the term “Number of Common Shares Deemed Outstanding” at any given time shall mean the number of shares of Common Stock outstanding at such time on a fully diluted basis (including (x) all rights, options, warrants and securities convertible into or exchangeable for shares of Common Stock that are outstanding at such time (or, in the case of options, that have been granted at such time), including the Series A Preferred Stock, and (y) without duplication, the number of shares of Common Stock deemed to be outstanding under paragraphs 6(b)(1) to (9), inclusive, at such time).

(b)          Except as provided in Sections 6(c), 6(d) or 6(f) hereof, if and whenever on or after the Initial Issuance Date, the Corporation shall issue or sell, or shall in accordance with paragraphs 6(b)(1) to (9), inclusive, be deemed to have issued or sold any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale (the “Triggering Transaction”), the Conversion Price shall, subject to paragraphs (1) to (9) of this Section 6(b), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by dividing:

(i)           an amount equal to the sum of (x) the product derived by multiplying the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction by the Conversion Price then in effect, plus (y) the consideration, if any, received by the Corporation upon consummation of such Triggering Transaction, by

(ii)          an amount equal to the sum of (x) the Number of Common Shares Deemed Outstanding immediately prior to such Triggering Transaction plus (y) the number of shares of Common Stock issued (or deemed to be issued in accordance with paragraphs 6(b)(1) to (9)) in connection with the Triggering Transaction.

For purposes of determining the adjusted Conversion Price under this Section 6(b), the following paragraphs (1) to (9), inclusive, shall be applicable:

(1)           In case the Corporation at any time shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called “Options” and such convertible or exchangeable stock or securities being herein called “Convertible Securities”), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options (unless paragraph (9) below requires a different date)) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  No adjustment of the Conversion Price shall be made upon (A) the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options or (B) the actual issue of shares of Common Stock upon conversion or exchange of Convertible Securities issued upon exercise of such Options, in each case, except as otherwise provided in paragraph (3) below.

(2)           Except for Convertible Securities issued or sold by the Corporation as contemplated by paragraph (1) above, in case the Corporation at any time shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities (unless paragraph (9) below requires a different date)) shall be less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share.  No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (3) below.

(3)           If the purchase price provided for in any Options referred to in paragraph (1), the additional consideration, if any, payable upon the exercise of any Options or upon the conversion or exchange of any Convertible Securities referred to in paragraphs (1) or (2), or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in Sections 6(b) or 6(d)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.  If the purchase price provided for in any Options referred to in paragraph (1) or the rate at which any Convertible Securities referred to in paragraphs (1) or (2) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

(4)           On the expiration, termination or surrender of any Option or the right to convert or exchange any Convertible Securities or if any Option or right to convert or exchange any Convertible Securities shall otherwise be cancelled or acquired by the Corporation, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration, termination, surrender, cancellation or acquisition had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration, termination, surrender, cancellation or acquisition, never been issued.

(5)           In case any Options shall be issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(6)           In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor.  In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors.  In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be.

(7)           The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 6(b).

(8)           In case the Corporation shall declare a dividend or make any other distribution upon the stock of the Corporation payable in Options or Convertible Securities, then in such case any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, except to the extent consideration is payable to the Corporation upon exercise of any such Options or the conversion or exchange of any such Convertible Securities.

(9)           For purposes of this Section 6(b), in case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be; provided, that if the Corporation, prior to the paying of any such dividend or the making of any such distribution or the granting of any such right of subscription or purchase, legally abandons its plan to make such dividend or distribution or grant such right, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(c)           In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock) payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles in the United States, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as “Liquidating Dividends”), then, as soon as possible after the conversion of any shares of Series A Preferred Stock, the Corporation shall pay to the person converting such shares of Series A Preferred Stock an amount equal to the aggregate value of all Liquidating Dividends to which such holder would have been entitled if such holder had converted the shares of Series A Preferred Stock to Common Stock prior to the declaration of the Liquidating Dividends, at the then applicable Conversion Price.  For the purposes of this Section 6(c), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors.

(d)           In case the Corporation shall at any time (i) subdivide the outstanding Common Stock or (ii) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the Conversion Rate for each Series of Preferred Stock in effect immediately prior to such subdivision or dividend shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price of each Series of Preferred Stock in effect immediately prior to such subdivision or dividend).  In case the Corporation shall at any time combine its outstanding Common Stock, the Conversion Rate of each Series of Preferred Stock in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price of each Series of Preferred Stock in effect immediately prior to such combination).

(e)           If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation or other entity, or the sale of all or substantially all of its assets to another corporation or other entity shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of the Series A Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock, such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Price then in effect.  The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor corporation or other entity (if other than the Corporation) resulting from such consolidation or merger or the corporation or other entity purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series A Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder is entitled to receive.  If a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of capital stock entitled to vote on a consolidation, merger or sale, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate (as hereinafter defined) of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Series A Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon conversion of the Series A Preferred Stock either the stock, securities or assets then issuable with respect to the Common Stock in accordance with such offer.  For purposes hereof, the term “Affiliate” with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

(f)           Notwithstanding any other provision to the contrary contained herein, a “Triggering Transaction” shall not include the circumstance in which (and no adjustment to the Conversion Rate or Conversion Price of the Series A Preferred Stock shall occur when) any Common Stock, Options, Convertible Securities or other rights are issued, issuable or deemed issued and outstanding under paragraphs 6(b)(1) to (9) inclusive: (i) upon conversion of the Series A Preferred Stock or (ii) to employees, officers or directors (in their capacities as such) in accordance with and pursuant to the terms of any stock option, stock purchase or similar plan or arrangement approved by the Board of Directors.  Without limiting the foregoing, the holders of a majority of the then issued and outstanding shares of Series A Preferred Stock (voting together as a single class) shall have the right, in respect of any transaction that would otherwise constitute a Triggering Transaction hereunder, to waive the occurrence of such Triggering Transaction on behalf of all holders of Series A Preferred Stock, in which event, and notwithstanding the terms otherwise set forth herein, no adjustment shall be made to the Conversion Price of any shares of Series A Preferred Stock in respect of such transaction.

(g)           In the event that:

(1)           the Corporation shall declare any cash dividend upon its Common Stock, or

(2)           the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

(3)           the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

(4)           there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or other entity, or

(5)           there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation in accordance with Section 3 hereof;

then, in connection with such event, the Corporation shall give to the holders of the Series A Preferred Stock:

(i)           at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

(ii)          in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place.  Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (i) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.  Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address of each such holder as shown on the books of the Corporation.

(h)           If at any time or from time to time on or after the Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under Section 6(b) hereof, then each holder of Series A Preferred Stock shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Section 6(g)) and upon the terms applicable to such Purchase Rights either:

(i)           the aggregate Purchase Rights which such holder could have acquired if it had held the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by such holder immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series A Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series A Preferred Stock specifically to request delivery of such rights; or

(ii)          in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

(i)           If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 6 are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 6, except in the case of (x) a combination of shares of a type contemplated in Section 6(d) hereof, (y) an expiration, termination, surrender, cancellation or acquisition by the Corporation of any Option or the right to convert or exchange any Convertible Securities of a type contemplated in Section 6(b)(4) hereof, or (z) the abandonment of any plan to make a dividend or distribution or grant any right of subscription or purchase of a type contemplated in Section 6(b)(9) hereof, and then in no event to an amount higher than the Conversion Price as adjusted pursuant to Section 6(d), 6(b)(4) or 6(b)(9) hereof, respectively.

7.           Voting Power.

(a)          Subject to the provisions of Section 7(e) below, each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of whole and fractional shares of Common Stock into which such share of Series A Preferred Stock is convertible pursuant to Section 5.  Except as otherwise expressly provided in this Section 7, or as otherwise required by law, the holders of Series A Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock of any class shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of the Common Stock (or such class thereof) as one class; provided, however, that the holders of Series A Preferred Stock shall not be entitled to vote in the election, removal or replacement of directors to be elected, removed or replaced by the holders of the Common Stock.

(b)          Subject to the provisions of Section 7(e) below, the holders of Series A-1 Preferred Stock shall have the right, in addition to the other voting rights as set forth herein, voting separately as a single class, to elect three (3) directors of the Corporation (each a “Series A-1 Director” and, collectively, the “Series A-1 Directors”).  Subject to the provisions of Section 7(e) below, the holders of Series A-2 Preferred Stock shall have the right, in addition to the other voting rights as set forth herein, voting separately as a single class, to elect three (3) directors of the Corporation (each a “Series A-2 Director” and, collectively, the “Series A-2 Directors”).  Except for automatic removals of Series A-1 Directors effected in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (as in effect on the Initial Issuance Date) upon the occurrence of a Series A-1 Event, the holders of the Series A-1 Preferred Stock shall have the exclusive right, voting separately as a single class, to remove, with or without cause, any of the Series A-1 Directors and to replace any such Series A-1 Directors.  Except for automatic removals of Series A-2 Directors effected in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (as in effect on the Initial Issuance Date) upon the occurrence of a Series A-2 Event, the holders of the Series A-2 Preferred Stock shall have the exclusive right, voting separately as a single class, to remove, with or without cause, any of the Series A-2 Directors and to replace any such Series A-2 Directors.  Any such election or removal of a Series A-1 Director or a Series A-2 Director may be done or accomplished at any annual meeting of the stockholders or any special meeting of holders of the applicable Series of Preferred Stock called for that purpose.

(c)          Any action required or permitted to be taken by holders of Series A-1 Preferred Stock at any annual or special meeting of holders of the Series A-1 Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be (i) signed by the holders of the outstanding Series A-1 Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Series A-1 Preferred Stock entitled to vote thereon were present and voted and (ii) delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of stockholders are recorded.  Any action required or permitted to be taken by holders of Series A-2 Preferred Stock at any annual or special meeting of holders of the Series A-2 Preferred Stock may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be (x) signed by the holders of the outstanding Series A-2 Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Series A-2 Preferred Stock entitled to vote thereon were present and voted and (y) delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of stockholders are recorded.  Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  Every written consent shall bear the date of signature of each holder of shares of the Series A Preferred Stock who signs the consent.

(d)           Subject to the provisions of Section 7(e) below, the Corporation shall not, and shall not permit any of its subsidiaries to, take, approve or otherwise ratify any of the actions set forth in clauses (i) through (v) below without the approval by the affirmative vote of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock, voting as a separate class, each share of Series A-1 Preferred Stock to be entitled to one vote in each instance.  Subject to the provisions of Section 7(e) below, the Corporation shall not, and shall not permit any of its subsidiaries to, take, approve or otherwise ratify any of the actions set forth in clauses (i) through (v) below without the approval by the affirmative vote of the holders of a majority of the then outstanding shares of Series A-2 Preferred Stock, voting as a separate class, each share of Series A-2 Preferred Stock to be entitled to one vote in each instance.

(i)           other than any issuance of Series A Preferred Stock pursuant to and in accordance with Section 3 (which issuance will not require the vote of any of the Series A Preferred Stock), any authorization or issuance of any equity security, ranking senior to or pari passu with the Series A Preferred Stock, provided, however, that the Corporation may authorize and issue equity securities that are pari passu with the Series A Preferred Stock by complying with the procedure set forth in and otherwise in accordance with Section 8 below;

(ii)           other than any issuance of Series A Preferred Stock pursuant to and in accordance with Section 3 (which issuance will not require the vote of any of the Series A Preferred Stock), any stock dividends of (or on) the Series A Preferred Stock, stock splits of Series A Preferred Stock, stock distributions of Series A Preferred Stock, combinations of Series A Preferred Stock or other actions of the Corporation having the same effects;

(iii)          any amendment, modification or restatement of the Corporation’s certificate of incorporation (including this Certificate of Designation) or bylaws that adversely affects rights, preferences or privileges of the Series A Preferred Stock, whether directly or indirectly, through a merger or otherwise;

(iv)          any change in the number or composition of the Board of Directors from having the aggregate number of the board seats equal to 10 with 4 of such seats held by the directors elected solely by the Common Stock and distributed between 3 classes as specified in the Amended and Restated Certificate of Incorporation of the Corporation, 3 of such seats held by the directors elected solely by the Series A-1 Preferred Stock and 3 of such seats held by the directors elected solely by the Series A-2 Preferred Stock, other than as a result of (x) automatic removals of the Series A-1 Directors effected in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (as in effect on the Initial Issuance Date) upon the occurrence of a Series A-1 Event or (y) automatic removals of the Series A-2 Directors effected in accordance with the Amended and Restated Certificate of Incorporation of the Corporation (as in effect on the Initial Issuance Date) upon the occurrence of a Series A-2 Event (which automatic removals will not require the vote of any of the Series A Preferred Stock); or

(v)          any repurchase, exchange or redemption of Series A Preferred Stock by the Corporation or any other payment in respect of, or return of the purchase price of, the Series A Preferred Stock, other than, in each case, as required or permitted under the terms of this Certificate of Designation, or an Exchange (as hereinafter defined) (which repurchase, exchange or redemption required, permitted or contemplated by the terms of this Certificate of Designation, or an Exchange, will not require the vote of any of the Series A Preferred Stock).  For purposes hereof, “Commitment Agreement” means that certain Subscription and Standby Commitment Agreement, dated as of December 7, 2006, between the Corporation and American Real Estate Holdings Limited Partnership.

(e)           Anything in this Section 7 to the contrary notwithstanding, if at any time after the Initial Issuance Date there shall have occurred a Series A-1 Event, then the Series A-1 Preferred Stock and the holders of the Series A-1 Preferred Stock (in their capacities as holders of Series A-1 Preferred Stock) shall no longer be entitled (at any time from and after the occurrence of such Series A-1 Event) to the voting rights set forth in this Section 7.  For the purposes of this Certificate of Designation, a “Series A-1 Event” means a decline in outstanding shares of Series A-1 Preferred Stock as a result of any redemption or conversion of shares of Series A-1 Preferred Stock pursuant to the terms of this Certificate of Designation, such that the aggregate Stated Value of the shares of Series A-1 Preferred Stock outstanding immediately after any such redemption or conversion is less than $75,000,000 (without giving effect to any decline in outstanding shares of Series A-1 Preferred Stock that is not as a result of any of the foregoing events).  Anything in this Section 7 to the contrary notwithstanding, if at any time after the Initial Issuance Date there shall have occurred a Series A-2 Event, then the Series A-2 Preferred Stock and the holders of the Series A-2 Preferred Stock (in their capacities as holders of Series A-2 Preferred Stock) shall no longer be entitled (at any time from and after the occurrence of such Series A-2 Event) to the voting rights set forth in this Section 7.   For the purposes of this Certificate of Designation, a “Series A-2 Event” means a decline in outstanding shares of Series A-2 Preferred Stock as a result of an Exchange, or any redemption or conversion of shares of Series A-2 Preferred Stock pursuant to the terms of this Certificate of Designation, such that the aggregate Stated Value of the shares of Series A-2 Preferred Stock outstanding immediately after an Exchange or any such redemption or conversion is less than $75,000,000 (without giving effect to any decline in outstanding shares of Series A-1 Preferred Stock that is not as a result of any of the foregoing events).  An “Exchange” means an exchange with respect to the Series A-2 Preferred Stock pursuant to the terms of Section 11 of the Commitment Agreement.

(f)           Anything in this Section 7 to the contrary notwithstanding, the holders of shares of Series A Preferred Stock shall not have any right to vote on the Permitted Merger.

8.           Right of First Refusal.

The holders of the Series A Preferred Stock will have a right of first refusal to participate, in the proportions set forth in clause (b), in any additional issuance of equity securities of any type, other than Junior Stock,  in each case issued by the Corporation. (For the avoidance of doubt this Section 8 will not apply to any issuance of: (y) the Series A-1 Preferred Stock issued pursuant to the Commitment Agreement, or (z) the Series A-2 Preferred Stock issued pursuant to the Commitment Agreement or the offering of the Series A-2 Preferred Stock pursuant to the Offering Memorandum dated as of December 7, 2006).   Before the Corporation may issue any equity securities, other than Junior Stock, the Corporation shall comply with the following procedure.

(a)           Offering Notice.  The Corporation shall first deliver a written notice (an “Offering Notice”) to all of the then current holders of the Series A Preferred Stock (each, a “Rightholder” and collectively, the “Rightholders”). The Offer Notice shall (i) disclose in reasonable detail the proposed number of equity securities to be issued (the “Offered Securities”), the proposed terms and conditions of the issuance, including, without limitation, the price per equity security (the “Offer Price”) of the Offered Securities, and the identity of the prospective purchaser(s) (the “Third Party Purchasers”), if any, and (ii) offer to each Rightholder the opportunity to purchase its pro rata share (as determined in accordance with clause (b) below) of the equity securities proposed to be issued by the Corporation on the same terms and conditions as the Corporation proposes to issue such equity securities to the Third Party Purchaser.

(b)           Option; Exercise.

(i)           For a period of 10 business days after the date upon which the Rightholder shall have received the Offering Notice (the “Rightholder Option Period”), each Rightholder shall have the right to purchase all, but not less than all, of the Offered Securities offered to such Rightholder at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice.  Each such Rightholder shall be offered, and shall have the right to purchase, a pro rata share of the Offered Securities equal to the product of (x) the number of Offered Securities and (y) a quotient obtained by dividing (1) the total number of shares of the Series A Preferred Stock then owned by such Rightholder by (2) the total number of shares of the Series A Preferred Stock then outstanding.  If any Rightholder (any such Rightholder being a  “Rejecting Holder”) does not subscribe for all of the number or amount of the Offered Securities it is entitled to purchase (such Offered Securities being the “Rejected Securities”), then within 4 business days following the expiration of the 10 business day period identified above, the Corporation shall convene in New York City a meeting of Rightholders that subscribed for their respective full allocable shares of the Offered Securities (each a “Participating Rightholder”) by giving notice thereof to each such Participating Rightholder within 1 business day following the expiration of such 10 business day period, at which meeting (the “Participating Rightholders Meeting”) each Participating Rightholder shall have the right to be present in person or by appropriate proxy and to purchase a pro rata share of the Rejected Securities equal to the product of (A) the number of Rejected Securities and (B) a quotient obtained by dividing (I) the total number of shares of the Series A Preferred Stock then owned by such Participating Rightholder by (II) the total number of shares of Series A Preferred Stock then owned by all Participating Rightholders.  The procedure described in the preceding sentence shall be repeated until there are no remaining Rejected Securities, but shall be completed at the Participating Rightholders Meeting (the date of such Participating Rightholders Meeting, the “End Date”).  If the Rightholders do not subscribe for all of the Offered Securities by the close of business on the End Date or do not purchase and pay for all of the Offered Securities pursuant to this Section 8(b) by the close of business on the second business day following the End Date, then the Corporation may issue, offer and sell the Offered Securities to a Third Party Purchaser in accordance with Section 8(d) below. All holdings are based solely on record holdings as set forth in the books of the Corporation.

For the avoidance of doubt a Rightholder shall only be entitled to purchase all of the Offered Securities offered to it as set forth above and may not subscribe for less than all of such Offered Securities.

(ii)           The right of each Rightholder to purchase Offered Securities (but not Rejected Securities) under subsection (i) above shall be exercised only by delivering written notice of the exercise thereof, prior to the expiration of the Rightholder Option Period, to the Corporation at its registered office by hand or by certified or registered mail, return receipt requested.  Each such notice shall state (x) the number of shares of Series A Preferred Stock held by such Rightholder and (y) the number of Offered Securities that such Rightholder is willing to purchase pursuant to this Section 8(b).  The failure of a Rightholder to respond within the Rightholder Option Period to the Corporation shall be deemed to be a waiver of such Rightholder’s rights under subsection (i) above.  The right of Participating Rightholders to purchase Rejected Securities under subsection (i) above shall be exercised at the Participating Rightholders Meeting applicable to such Rejected Securities.

(c)           Closing.  The closing of the purchases of the Offered Securities subscribed for by the Rightholders under Section 8(b) shall be held at the executive office of the Corporation at 11:00 a.m., local time, on the 4th business day after all of the Offered Securities are subscribed for as set forth above or as promptly thereafter as practicable as determined by the Corporation.  At such closing, the Corporation shall deliver appropriate certificates representing the Offered Securities.  Each Rightholder purchasing the Offered Securities shall deliver to the Corporation at the closing payment in full in immediately available funds for the Offered Securities purchased by it.  At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate to effect such purchase and sale.

(d)           Sale to a Third Party Purchaser.  Unless the Rightholders elect to purchase all, but not less than all, of the Offered Securities under Sections 8(b), the Corporation may issue, offer and sell all, but not less than all, the Offered Securities to a Third Party Purchaser on substantially the same terms and conditions set forth in the Offering Notice (but in no event on terms and conditions more favorable, in the aggregate, to the Third Party Purchaser than what is provided for in the Offering Notice), such sale to be completed within 60 days of the End Date.

(e)           Non-Cash Consideration.  In the event the Corporation proposes to issue Offered Securities in exchange for non-cash consideration, the Offer Price will be determined by the Board of Directors of the Corporation, acting in good faith.

9.            Redemptions.

(a)           If the Corporation shall fail to consummate a Qualifying Acquisition (as hereinafter defined) on or prior to the twelve-month anniversary of the Initial Issuance Date (the “Mandatory Redemption Date”), then the Corporation shall be required to redeem all of the issued and outstanding shares of Series A Preferred Stock on the terms set forth in this Section 9.  If the Corporation is required to make a redemption of the shares of Series A Preferred Stock pursuant to this Section 9(a), the Corporation shall notify the holders of Series A Preferred Stock of such redemption by delivering no later than ten (10) business days following the Mandatory Redemption Date a written notice to each such holder at the last address of such holder appearing on the books of the Corporation.  Any such notice shall specify the time, date and place of redemption, and the redemption price per share of Series A Preferred Stock (which price shall be equal to the Stated Value plus an amount equal to all accrued but unpaid dividends thereon to (but not including) the date of redemption (the “Redemption Value”)).  Any redemption required to be made by the Corporation pursuant to this Section 9(a) shall be made within sixty (60) days following the Mandatory Redemption Date.  No holder of Series A Preferred Stock shall have the right to convert Series A Preferred Stock on or following the Mandatory Redemption Date.

For purposes hereof, “Qualifying Acquisition” means either (i) the acquisition of certain bed products manufacturing facilities from Manama Textile Mills WLL in Bahrain or (ii) an acquisition or series of acquisitions of one or more businesses or facilities or other capital assets consistent with the Corporation’s plan to reposition its United States-based manufacturing operations outside of the United States for aggregate cash consideration of at least $100,000,000, (x) in the Corporation’s line of business, (y) from a party or parties that is/are not Affiliates of the Corporation or Carl Icahn, and (z) which the Board of Directors of the Corporation determines is advisable and in the best interests of the Corporation.

(b)           At any time after the five-year anniversary of the Issuance Date, the Corporation may (at its option) elect to redeem all (but not less than all) of the issued and outstanding shares of Series A Preferred Stock if (x) the Common Stock is Publicly Traded (as hereinafter defined) as of the date the Corporation delivers a Redemption Notice (as hereinafter defined) to the holders of Preferred Stock of its intention to redeem (the “Notification Date”) and (y) the average Trading Price (as hereinafter defined) for the ten (10) consecutive trading day period ending on the trading day immediately prior to the Notification Date is greater than 125% of the then current Conversion Price.  If the Corporation elects to redeem the shares of Series A Preferred Stock pursuant to this Section 9(b), it shall deliver a written notice (the “Redemption Notice”) of its election to the holders of the Series A Preferred Stock at the last address of each such holder appearing on the books of the Corporation.  Any such Redemption Notice shall specify the time, date, place of redemption and the redemption price per share of Series A Preferred Stock (which price shall be equal to the Redemption Value), and shall be delivered not less than thirty (30) days prior to the date on which such redemption is to be made.  Any holder of Series A Preferred Stock may elect, in accordance with the terms of Section 5 above, to convert the shares of Series A Preferred Stock held by such holder at any time prior to the date of redemption.

For purposes hereof, “Publicly Traded” means, with respect to the Common Stock, that the Common Stock is (i) listed on a domestic securities exchange, (iii) quoted on NASDAQ or (iii) traded in the domestic over-the-counter market, which trades are reported by the National Quotation Bureau, Incorporated, or similar successor organization.

For purposes hereof, “Trading Price” means, as at any date of determination and at any time when the Common Stock is Publicly Traded, the average of the closing prices per share of the Common Stock on such day on all domestic securities exchanges on which the Common Stock is then listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices per share on all such exchanges at the end of such day or, if on any such day the Common Stock is not so listed, the average of the representative bid and asked prices per share quoted on NASDAQ as of 4:00 P.M., New York time, on such day, or if on any day such security is not quoted on NASDAQ, the average of  the highest bid and lowest asked prices per share on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization.

(c)           For each share of Series A Preferred Stock which is to be redeemed, the Corporation will be obligated on the applicable redemption date to pay to the holder thereof, or deposit with a bank or trust company for the purpose of redeeming shares of Series A Preferred Stock (upon surrender by such holder at the location specified in the notice of redemption of the certificate representing such share of Series A Preferred Stock), in immediately available funds, an amount equal to the Redemption Value.

(d)           All shares of Series A Preferred Stock which shall have been redeemed as herein provided, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only for the right of the holder thereof to receive the Redemption Value of the shares of Series A Preferred Stock so redeemed.  The failure of a holder of Series A Preferred Stock to deliver on the applicable redemption date the certificate or certificates for the shares of Series A Preferred Stock held by such holder shall not delay, inhibit or otherwise impede the redemption of such shares of Series A Preferred Stock, it being understood that such redemption shall take effect, automatically and without a need for further action of the part of any other person, on the redemption date of such redemption.  Any shares of Series A Preferred Stock so redeemed shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

(e)           If and so long as there are any shares of Series A Preferred Stock outstanding which the Corporation has become obligated to redeem pursuant to Section 9(a), until the Corporation has redeemed all of such shares of Series A Preferred Stock, the Corporation shall not, and shall not permit any of its subsidiaries to, redeem, repurchase or otherwise acquire for value, or declare or pay any dividend or other distribution on or with respect to, any class or series of Junior Stock.

10.          Obligation to Remove Series A-1 Directors and Series A-2 Directors.

(a)           No holder of shares of Series A-1 Preferred Stock shall effect or otherwise consummate any conversion, sale, put, exchange or other action or transaction with respect to the Series A-1 Preferred Stock which would result in, or cause the occurrence of, a Series A-1 Event immediately after such conversion, sale, put, exchange, action or transaction, unless prior to effecting or consummating any such conversion, sale, put, exchange, action or transaction such holder and/or any of the other holders of Series A-1 Preferred Stock shall cause each Series A-1 Director then in office to have been removed or delivered an effective resignation from the Board of Directors of the Corporation in compliance with the laws of the State of Delaware; provided, that nothing in this Section 10(a) shall prevent a redemption of shares of Series A-1 Preferred Stock by the Corporation pursuant to Section 9 hereof.

(b)           No holder of shares of Series A-2 Preferred Stock shall effect or otherwise consummate any conversion, sale, put, exchange or other action or transaction with respect to the Series A-2 Preferred Stock which would result in, or cause the occurrence of, a Series A-2 Event immediately after such conversion, sale, put, exchange, action or transaction, unless prior to effecting or consummating any such conversion, sale, put, exchange, action or transaction such holder or any of the other holders of Series A-2 Preferred Stock shall cause each Series A-2 Preferred Director then in office to have been removed or delivered an effective resignation from the Board of Directors of the Corporation in compliance with the laws of the State of Delaware; provided, that nothing in this Section 10(b) shall prevent a redemption of shares of Series A-2 Preferred Stock by the Corporation pursuant to Section 9 hereof.

11.           Amendments.  No amendment, modification or waiver of any provision of this Certificate of Designation that adversely affects the rights of the holders of one Series of Preferred Stock in a manner different from the rights of the holders of the other Series of Preferred Stock shall be effective against the holders of such adversely affected Series of Preferred Stock unless approved in writing by the holders of at least a majority of the then outstanding shares of Series A Preferred Stock of such adversely affected Series of Preferred Stock or except as expressly provided under this Certificate of Designation.

12.           SARs.  For the avoidance of doubt, the issuance of, payment on and/or performance of, stock appreciation rights granted by the Corporation to any employees, officers or directors (in their capacities as such) in accordance with the terms of any plan, agreement or arrangement approved by the Board of Directors of the Corporation will not be deemed to be a Triggering Transaction and will not be precluded by the provisions of Section 3 of this Certificate of Designation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 20th day of December, 2006.

WESTPOINT INTERNATIONAL, INC.

		By:	/s/ Joseph Pennacchio
Name: Joseph Pennacchio
Title: Chief Executive Officer and President

Attest:

By:	/s/ Donna Edbril
Name: Donna Edbril
Title: Vice President and General Counsel